Exhibit 99.1
Lumera Announces Closing of $16,950,000 Private Placement

BOTHELL, WA. (November 10, 2006) -- Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, announced today the successful completion of its previously announced $16,950,000 private placement of its common stock led by Robert W. Baird & Co.

In the private placement, Lumera issued 2,825,000 shares of its common stock at a purchase price of $6.00 per share for a total purchase price of $16,950,000, before expenses. In addition, the transaction also included the issuance of warrants to purchase 423,750 shares of Lumera’s common stock to investors in the private placement, exercisable until November 10, 2011 at a price of $6.25 per share.

“We are very pleased to announce the completion of this transaction” said Lumera Chief Executive Officer Tom Mino. “We’ve substantially improved our balance sheet, giving us additional resources to execute our business plans well into the future. Baird did an outstanding job on this transaction and we’ve added quality investors to our shareholder base. ”

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Lumera has agreed to register the shares of common stock sold as part of this transaction and issuable upon exercise of the warrants for resale under the Securities Act.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation